Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement of Wheeler REIT on Form S-11 (No.333-177262), of our report dated May 15, 2013, with respect to the Statements of Revenues and Certain Operating Expenses of Northeast Plaza Shopping Center for the year ended December 31, 2012 and December 31, 2011, which report appears in the accompanying Current Report on Form 8-K of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia
May 15, 2013